Exhibit 4.1


                  CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                          OF
                     % SENIOR CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                          OF
                             GRAND COURT LIFESTYLES, INC.


               Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware



                    I, John Luciani, Chairman of the Board and Chief Executive Officer of Grand Court Lifestyles, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

                    That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors , acting through a duly authorized committee thereof, on March ___, 1997, adopted the following resolution creating a series of 1,875,000 shares of % Senior Convertible Redeemable Preferred Stock, par value $.0001 per share, designated as Preferred Stock:

                    RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

               1.   Designation and Number.  The designation of the series
                    ----------------------
          of preferred stock fixed by this resolution shall be " % Senior Convertible Redeemable Preferred Stock" (hereinafter referred to as the "Initial Series Preferred Stock") and the number of shares constituting such series shall be 1,875,000.

               2.   Rank.  The Initial Series  Preferred Stock shall rank:
                    ----
          (i) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Initial Series Preferred Stock or not specifically ranking by its terms senior to or on parity with the Initial Series Preferred Stock (collectively with the Common Stock, "Junior Securities"); (iii) subject to the provisions of subparagraph 4(ii) hereof, on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Initial Series Preferred Stock ("Parity Securities"); and (iv) subject to the provisions of subparagraph 4(ii) hereof, junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Initial Series Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

               3.   Dividends.
                    ---------

                    (i)  The dividend rate of the Initial Series  Preferred
          Stock shall be computed at a rate of $.   per share per annum
          from the date of the issuance of the Initial Series Preferred Stock. Dividends shall be payable quarterly in arrears out of funds legally available therefor on the last business day of January, April, July and October of each year, commencing
          April 30, 1997 (each an "Initial Series Dividend Payment Date"). Dividends on shares of Initial Series Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarterly period in which such dividend may be payable as herein provided, except with respect to the first quarterly payment which shall accrue from the date of issuance. On each Initial Series Dividend Payment Date all dividends which shall have accrued on each share of Initial Series Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Initial Series Dividend Payment Date on which it shall become due shall be deemed to be "past due" (a "Cumulated Initial Series Dividend") until such Cumulated Initial Series Dividend shall have been paid.

                    (ii) The Board of Directors shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities); provided that no dividends shall be declared, paid or made if the Corporation would be rendered in default under the terms of Senior Securities or obligations by virtue of such dividend or distribution.

                    (iii) In order to determine the holders of the Initial Series Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 60 days prior to any Initial Series Dividend Payment Date. If any such Initial Series Dividend Payment Date should fall on a day that is not a Business Day, then the Corporation shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday on other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.

                    (iv) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared, or (B) redeem, purchase, or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full Cumulated Initial Series Dividends have been, or contem-poraneously are, paid or declared and set apart for such payment on the Initial Series Preferred Stock.

                    (v) No full dividends shall be paid or declared and set apart for payments on any class or series of Parity Securities for any period unless full Cumulated Initial Series Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Initial Series Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Initial Series Dividends. No full dividends shall be paid or declared and set apart for payment on the Initial Series Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities, for all dividend periods terminating on or prior to the date of payment of such full Cumulated Initial Series Dividends. When dividends are not paid in full upon the Initial Series Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of Initial Series Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the
                                                --- ----
          amount of dividends paid or declared and set apart for payment per share on the Initial Series Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Initial Series Preferred Stock and the Parity Securities bear to each other (without taking into account the dividends so paid and those so declared and set apart for payment).

               4.   Voting Rights
                    -------------

                    (i) Except as may otherwise be provided herein or required by law, the holders of the shares of Initial Series Preferred Stock ("Initial Series Holders") shall not be entitled to any vote in respect of such shares.

                    (ii) The affirmation vote, in person or by proxy, of the Initial Series Holders of the majority of the outstanding shares of the Initial Series Preferred Stock, voting as a single class, on a one-vote-per-share of Initial Series
          Preferred Stock basis, shall be necessary for the Corporation to authorize: (x) any class or series of Senior Securities; or (y) any class or series of Parity Securities; provided, however, that
                                                    --------  -------
          no such vote shall be required pursuant to clause (x) or (y) in the event the Corporation shall then have the right to redeem the Initial Series Preferred Stock and, prior to the date of issuance or such new class or series of Senior Securities or Parity Securities provision shall have been made for the redemption of all the outstanding shares of the Initial Series Preferred Stock and such redemption occurs on or prior to the date of issuance of such new series or class of Senior Securities or Parity Securities.

                    (iii) In the event that the Corporation fails to pay any dividends for four consecutive Initial Series Dividend Payment Dates, Initial Series Holders, voting separately as a single class, on a one-vote-per-share of Initial Series Preferred Stock basis, shall be entitled to elect one director, and the presence, in person or by proxy, of the Initial Series Holders of a majority of the outstanding shares of the Initial Series
          Preferred Stock shall constitute a quorum. Such right of the Initial Series Holders shall terminate as of next annual meeting of stockholders of the Corporation following payment of full Cumulated Initial Series Dividends.

                    (iv) On all matters on which the Initial Series Preferred Stock is entitled to vote by law, the Initial Series Holders shall be entitled to one vote per share of Initial Series Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the Initial Series Holders of a majority of the outstanding shares of the Initial Series Preferred Stock shall constitute a quorum.

               5.   Conversion Rights.
                    -----------------

                    (i) Each share of Initial Series Preferred Stock may be converted, at the option of each Initial Series Holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, however, a
                                                 --------  -------
          Initial Series Holder's right to so convert shares of Initial Series Preferred Stock shall terminate as to shares thereof that are redeemed by the Corporation on the Redemption Date (as hereinafter defined) therefor as provided in and subject to the terms and conditions of paragraph 7 hereof. The number of shares of Common Stock to which the Initial Series Holder of each share of Initial Series Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Initial Series Preferred Stock to be converted by the Conversion Rate; in addition, the Initial Series Holder shall be entitled upon conversion to receive cash in an amount equal to all Cumulated Initial Series Dividends on each share of Initial Series  Preferred Stock so converted, provided
                                                                 --------
          there are funds legally available therefor and provided, further,
                                                         --------
          that no such payment shall be made if the Corporation would be rendered in default under the terms of Senior Securities or obligations by virtue of such payment. To the extent the Corporation shall not have funds legally available to pay all such amounts equal to such Cumulated Initial Series Dividends or if such payment would render the Corporation in default under the terms of Senior Securities or obligations by virtue of such payment, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, and such payment would not render the Corporation in default under the terms of Senior Securities or obligations, which shall then be made in whole or in part, as the case may be, until such amounts equal to such Cumulated Initial Series
          Dividends shall have been paid in full. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Initial Series Preferred Stock may be converted, shall be determined by dividing $10.00 by $12.00 ("Conversion Price").
          The Conversion Price shall be adjusted from time to time as set forth in subsection (ii) hereof. The Corporation shall not issue fractional shares of Common Stock upon conversion of Initial
          Series Preferred Stock but, in lieu thereof, shall pay to a Initial Series Holder cash in an amount equal to such fraction multiplied by the Last Sale Price of the Common Stock on the trading day prior to the date on which the shares are converted. "Last Sale Price" shall mean the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if not listed or admitted to trading thereon, the closing bid price as reported by the Nasdaq SmallCap Market, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market or SmallCap Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

               (ii) The Initial Series Preferred Stock shall be converted into Common Stock in the following manner:

                    (A) Shares of Initial Series Preferred Stock received by the Corporation in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Initial Series Preferred Stock.

                    (B) A Initial Series Holder shall give written notice to the Corporation of its desire to convert all or a portion of the shares of Initial Series Preferred Stock owned by such Initial Series Holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Initial Series Preferred Stock such Initial Series Holder desires to convert, together with cash, if any required by subparagraph 5(ii) (C) hereof. The Corporation will, as soon as practicable thereafter, deliver to such Initial Series Holder or to such Initial Series Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion, and cash in an amount equal to all Cumulated Initial Series Dividends on each share of Initial Series Preferred Stock so converted, provided there are funds legally
                                        --------
          available therefor and provided, further, that no such payment
                                 --------
          shall be made if the Corporation would be rendered in default under the terms of Senior Securities or obligations by virtue of such payment, and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Initial Series Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock.
          To the extent the Corporation shall not have funds legally available to pay all such Cumulated Initial Series Dividends or if such payment would render the Corporation in default under the terms of Senior Securities or obligations by virtue of such payment, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment and such payment would not render the Corporation in default under the terms of Senior Securities or obligations, which shall then be made in whole or in part, as the case may be, until such
          Cumulated Initial Series   Dividends shall have been paid in
          full.

                    (C) In the event that shares of Initial Series Preferred Stock are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Initial Series Holders entitled to receive dividends to the opening of business on the corresponding Initial Series Dividend Payment Date, the Initial Series Holder must also deliver to the Corporation an amount equal to the dividend payable with respect to such shares of Initial Series Preferred Stock on such Initial Series Dividend Payment Date and shall continue to be entitled to receive such dividend on such Initial Series Dividend Payment Date. In the event that the date on which the shares are converted is the Initial Series Dividend Payment Date, such Initial Series Holder will be entitled to receive the dividend payable with respect to such Initial Series Preferred Stock and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Initial Series Preferred Stock.

                    (D) If, prior to the date on which all shares of Initial Series Preferred Stock are converted, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Initial Series Preferred Stock immediately prior thereto shall be adjusted so that the Initial Series Holder shall be entitled to receive, upon the conversion of such shares of Initial Series Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Initial Series Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current or accumulated earnings) on shares of Common Stock shall be made.

                    (E) Except in respect of transactions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Initial Series Preferred Stock are converted, the Corporation shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder thereof to acquire one share of Common Stock and such additional consideration paid or payable upon exercise or conversion of any such Right to acquire one share of Common Stock) is less than the lower of the then current Conversion Price or the then current Market Price of the Common Stock (as defined in subparagraph 7(i) below) for the trading day immediately preceding the dates of such sale or issuance (the "Current Common Stock Price"), the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Initial Series Preferred Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of Initial Series Preferred Stock immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and the Current Common Stock Price and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the issuance or sale or the record date, as the case may be, multiplied by the Current Common Stock Price and (y) the aggregate consideration received or deemed to be received by the Corporation for the shares of Common Stock to be issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purposes of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

                    (F) Except in respect of transitions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Initial Series Preferred Stock are converted, the Corporation shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends described in paragraph 3 or in the last sentence of subparagraph 5(ii)(D)), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of Initial Series Preferred Stock shall be determined by multiplying (1) the number of shares of Common Stock theretofore receivable upon conversion of the shares of the Initial Series Preferred Stock by (2) a fraction of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board of Directors' good faith business judgment, shall be binding upon the Initial Series Holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                    (G) Upon the expiration of any Rights if such shall not have been exercised, the Conversion Price, to the extent that shares of Initial Series Preferred Stock have not been converted, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they not been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation (including for purposes hereof, any underwriting discounts or selling commissions paid by the Corporation) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, however, that no such readjustment shall
                     --------  -------
          have the effect of increasing the Conversion Price by a proportion (relative to the Conversion Price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, grant or assumption of such Rights.

                    If the consideration provided for in any Right or the additional consideration, if any, payable upon the conversion or exchange of any Right shall be reduced, or the rate at which any Right is exercisable or convertible into or exchangeable for shares of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion Price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such readjustment the Conversion Price then in effect hereunder is thereby reduced.

                    (H) If, prior to the date on which all shares of Initial Series Preferred Stock are converted, the Corporation shall (1) consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) sell or otherwise transfer all or substantially all of the assets of the Corporation, then a Initial Series Holder shall thereafter have the right to convert such shares of Initial Series Preferred Stock into the kind and amount of stock, securities or assets, if any, such Initial Series Holder would have been entitled to receive upon such consolidation, merger, sale or transfer had such Initial Series Holder converted its shares of Initial Series Preferred Stock into Common Stock immediately prior to such transaction.

                    (I) For the purposes of this paragraph 5: (x) the consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Corporation and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, plus any expense paid or incurred by the Corporation and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation, and (3) in case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (1) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(G) relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing (1) the total amount, if any, received by the Corporation as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the Corporation as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise in or the conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing clause (x) of this subparagraph 5(ii)(I), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such number to protect against dilution) issuable upon the exercise, conversion or exchange of such Rights; and,
          (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(D) and (F), relating to stock dividends, stock splits, etc., shall be deemed to, have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

                    (J) No adjustment in the Conversion Price shall be required unless explicitly provided for in this paragraph 5 and unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(ii)(J)), would require an increase or decrease of at least five percent (5%) in such price; provided, however, that any adjustments which by reason of this
          --------  -------
          subparagraph 5(ii)(J) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph 5(ii)(J) shall be made to the nearest cent.

                    (K) No adjustment shall be made (1) upon conversion of the Initial Series Preferred Stock, (2) upon exercise of options and/or warrants of the Corporation outstanding on the date hereof or to be issued to underwriters in connection with the Corporation's initial public offering of its Common Stock and the Initial Series Preferred Stock, and (3) with respect to common stock or options thereafter granted to employees, officers, directors or stockholders of or consultants to the Corporation, pursuant to common stock or stock option plans, provided that, in the case of all such stock plans, the aggregate amount of Common Stock issued thereunder does not exceed 15% of the number of shares of Common Stock then outstanding after giving effect to the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for Common Stock including the Initial Series Preferred Stock then outstanding.

                    (L) Whenever the Conversion Price is adjusted pursuant to any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determined as provided in the paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any Initial Series Holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the Initial Series Holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then Initial Series Holders of record at their addresses as the same appear on the stock records of the Corporation.

                    (M) If a Initial Series Holder has delivered notice to the Corporation of its desire to convert all or a portion, of its shares of Initial Series Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(ii)(C) hereof, then all shares of Initial Series Preferred Stock so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such Initial Series Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(M)), to be a holder of the number of shares of Common Stock into which the shares of Initial Series Preferred Stock such Initial Series Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. In the event such Initial Series Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares of Initial Series Stock, such Initial Series Holder shall retain the right to receive all Cumulated Initial Series Dividends payable on the shares so converted, as provided in this paragraph 5, notwithstanding such conversion.

               (iii) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversions of all the then outstanding shares of Initial Series Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of
          Initial Series  Preferred Stock.   The Corporation shall pay any
          and all transfer, stamp and other like taxes that may be payable in respect of tho issuance or delivery to a Initial Series Holder of shares of Common Stock or conversion of the Initial Series Preferred Stock by such holder.

                    6.   Liquidation Price.  In the event of any voluntary
                         -----------------
          or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Initial Series Holder of each share of Initial Series Preferred Stock shall be $10.00 and an additional sum equal to all Cumulated Initial Series Dividends on a share of Initial Series Preferred Stock (hereinafter called the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding-up of the Corporation, the Initial Series Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Initial Series Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding-up of the Corporation, the Corporation's assets to be distributed among the Initial Series Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Initial Series Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Initial Series Holders and Parity Holders based upon the aggregate Liquidation Price of the Initial Series Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Initial Series Holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Initial Series Holder of record. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation within the meaning of paragraphs 2 and 6.

               7.   Redemption.
                    ----------

               (i)  Time of Redemption.  The Corporation may, at its option,
                    ------------------
          redeem shares of the Initial Series Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of Directors, at any time after March __, 2000, at a redemption price of $10.00 per share, plus all Cumulated Initial Series Dividends on a share of Initial Series Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, this paragraph 7; provided the current market
                                           --------
          price of the Common Stock (the closing sale price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or by the Nasdaq National Market, or, if not traded thereon, the closing bid price as reported by the Nasdaq Small Cap Market or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or if not listed therein, as determined in good faith by the Board of Directors of the Corporation) (the "Market Price") equals or exceeds $15.00 per share for at least 20 consecutive trading days ending no more than 10 trading days prior to the date of notice of redemption.
          In addition, the Corporation may, at its option, redeem the Initial Series Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of
          Directors, at any time on or after  March __,   2001 at the per
          share redemption prices set forth below plus all Cumulated
          Initial Series Dividends on a share of Initial Series Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of this paragraph 7:

                                                       Redemption Price
               Date of Redemption                          Per Share
               ------------------                      ----------------

           March   , 2001 to March   , 2002            $
           March   , 2002 to March   , 2003            $
           March   , 2003 to March   , 2004            $
           March   , 2004 and thereafter               $

               (ii) Priority of Redemption.  None of the shares of any
                    ----------------------
          class or series of Parity Securities or Junior Securities shall be redeemed, repurchased or otherwise acquired unless full Cumulated Initial Series Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Initial Series Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Initial Series Dividends. None of the shares of Initial Series Preferred Stock shall be redeemed, repurchased or otherwise acquired unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities or Senior Securities, for all dividend periods terminating on or prior to the Redemption Date of Initial Series Preferred Stock.

               8.   Procedures for Redemption.  The Initial Series
                    -------------------------
          Preferred Stock shall be redeemed pursuant to subparagraph 7(i) in the following manner:

                    (A) Shares of the Initial Series Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation shall be retired and canceled and shall no longer be available for issuance as Initial Series Preferred Stock.

                    (B) In the event of a redemption of shares of Initial Series Preferred Stock pursuant to subparagraph 7(i), notice of redemption of shares of Initial Series Preferred Stock shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Redemption Date"), by first class mail to Initial Series
          Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of redemption shall specify the Redemption Date, the redemption price plus the Cumulated Initial Series Dividends on a share of Initial Series Preferred Stock, if any (the "Redemption Price"), the total number of shares of Initial Series Preferred Stock to be redeemed and, if fewer than all the shares held by such Initial Series Holder, the number of shares to be redeemed from such holder, and the place or places of payment. The conversion rights of the Initial Series Holders shall continue until the Redemption Date (provided no default by the Corporation in the payment of the redemption price shall have occurred and be continuing, and in the event of any such default the Initial Series Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted, and such notice shall state the then effective Conversion Price and that the right of Initial Series Holders to exercise their conversion rights shall terminate at the close of business on the Redemption Date (provided no default by the Corporation in the payment of the redemption price shall have occurred and be continuing). On or before the Redemption Date, each Initial Series Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the redemption notice, certificates, duly endorsed for transfer, evidencing the number of shares of Initial Series Preferred Stock held by such Initial Series Holder and being redeemed. Upon such surrender, the Initial Series Holder shall be entitled to receive payment of the Redemption Price without interest.

                    (C) If, on the Redemption Date, (1) notice of redemption has been mailed or delivered as provided herein, (2) the Corporation has deposited with an independent paying agent funds necessary to pay the amount due for all shares of Initial Series Preferred Stock subject to such redemption, and (3) all such funds are available for the sole purpose of paying such amount, then, unless the Corporation defaults on the payment of the Redemption Price, all shares of Initial Series Preferred Stock subject to redemption shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Initial Series Holder to receive the redemption price, without interest; provided, however, that the Corporation shall not have
                    --------  -------
          to so redeem any shares of Initial Series Preferred Stock which have been converted to Common Stock prior to the date of such redemption. If the Corporation shall not have funds legally available for redemption of shares to be redeemed pursuant to subparagraph 7(i) on the Redemption Date, the notice of redemption shall be null and void and at such time as the Corporation shall have funds legally available for redemption of such shares and shall determine to redeem the Initial Series Preferred Stock on the terms and conditions set forth in subparagraph 7(i), a new notice of redemption to Initial Series Holders shall be required to effect such redemption.

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by John Luciani, its Chairman of the Board and Chief Executive Officer, and attested to by its Secretary this ____ day of March 1997.

                                    GRAND COURT LIFESTYLES, INC.


                                   By:_________________________________
                                         John Luciani
                                         Chairman of the Board and Chief
                                         Executive Officer

          ATTEST:


          ___________________________________
          Secretary